Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Denali Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, reserved for issuance pursuant to the 2017 Equity Incentive Plan	Other	6,114,161(2)	$31.62(3)	$193,329,771	$92.70 per $1,000,000	$17,922
Equity	Common Stock, $0.01 par value per share, reserved for issuance pursuant to the 2017 Employee Stock Purchase Plan	Other	1,222,832(4)	$26.88(5)	$32,869,724	$92.70 per $1,000,000	$3,047
Total Offering Amounts					$226,199,495		$20,969
Total Fee Offsets							$—
Net Fee Due							$20,969

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2017 Equity Incentive Plan (the "2017 Plan") and the 2017 Employee Stock Purchase Plan (the "2017 ESPP") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)Represents shares of common stock reserved for issuance under that were automatically added on January 1, 2022 to the shares of common stock reserved for issuance under the 2017 Plan. The 2017 Plan provides for an automatic annual increase in the number of shares reserved and available for issuance under the 2017 Plan as follows: the number of shares of common stock available for issuance under the 2017 Plan will be increased on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the least of (i) 10,000,000 shares, (ii) five percent (5%) of the outstanding shares on the last day of the immediately preceding fiscal year, or (iii) such number of shares determined by the administrator of the 2017 Plan.
(3)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $31.62 per share, which represents the average of the high and low selling prices per share of the Registrant’s common stock on February 24, 2022 as reported by The NASDAQ Global Select Market.
(4)Represents shares of common stock reserved for issuance under that were automatically added on January 1, 2022 to the shares of common stock reserved for issuance under the 2017 ESPP. The 2017 ESPP provides for an automatic annual increase in the number of shares reserved and available for issuance under the 2017 ESPP as follows: the number of shares of common stock available for issuance under the 2017 ESPP will be increased on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the least of (i) 2,000,000 shares, (ii) one percent (1%) of the outstanding shares on the last day of immediately preceding fiscal year, or (iii) an amount determined by the administrator of the 2017 ESPP.
(5)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $31.62, which represents the average of the high and low selling prices per share of the Registrant’s common stock on February 24, 2022 as reported by The NASDAQ Global Selected Market. Pursuant to the 2017 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.